Exhibit 2.4
FORM OF GUARANTY OF PAYMENT
     For value received, the undersigned hereby unconditionally guarantees the payment of the “Note” (as hereafter defined) and all extensions, modifications or renewals thereof, and all expenses (including attorneys’ fees) incurred in the collection and enforcement of the Note, in the enforcement of rights under any security therefor and in the enforcement of this Guaranty of Payment; and the undersigned also hereby waives presentment, demand, notice of dishonor, protest and all other notice whatever, and agrees that the holder of said Note may from time to time (a) extend or renew said Note or (b) grant any release (either partial or total), compromises or indulgences (including, but not limited to, failure or refusal to exercise one or more of the rights or remedies provided by said Note) with respect to said Note or any extension, modification or renewal thereof, with respect to any security therefor or with respect to any party liable thereunder or hereunder, all without notice to, or further consent of, any of the undersigned and without affecting the liability of the undersigned hereunder, any of whom may be sued by the holder hereof with or without joining any of the makers, endorsers or guarantors of said Note or any other party and without first or contemporaneously suing such makers, endorsers, guarantors or other parties, or proving that such makers, endorsers guarantors or other parties are insolvent or unable to respond to a judgment. “Note” shall mean that certain Promissory Note of even date herewith made by Horizon Software Holdings, Inc. in favor of Intelligent Systems Corporation in an original principal amount of $2,850,000.
     IN WITNESS WHEREOF, this Guaranty of Payment has been duly executed and sealed by the undersigned; this 31st day of August, 2006.

Signed By Individual Shareholders of Buyer